February 4, 2005

Mr. Michael D. Hagedorn

1563 NW 125th Street

Clive, Iowa 50325

Dear Michael:

We are pleased to provide this letter setting forth in general the scope and terms of your proposed employment with UMB Financial Corporation ("UMB"). As we discussed, because UMB is a publicly-held company and has various corporate governance requirements, the Compensation Committee of the Board of Directors of UMB (the "Compensation Committee") must approve the proposed terms of your employment (as set forth below) before you can be hired. Also, the full Board would need to formally elect you as CFO. Accordingly, this letter and the proposed terms of your employment are subject to, and contingent upon, the Compensation Committee's formal approval of same and the Board election of you as CFO, as well as approval of the long term incentive plan ("LTIP") described below by the shareholders at the April 26, 2005 Annual Meeting of Shareholders. If the provisions of this letter are acceptable to you, I will promptly convene a meeting of the Compensation Committee to seek its approval. I have no reason to believe that its approval will not be promptly forthcoming, or that the full Board would not elect you as CFO at its upcoming special meeting in February.

If approved by you and the Compensation Committee and approved by the full Board (and upon the shareholders' approval of the LTIP Plan described below), this letter would reflect the terms and conditions of your employment with UMB, as follows:

    Employment. UMB would employ you as its CFO, and you would serve UMB in such capacity, subject to the terms and conditions hereinafter set forth, as well as the various policies and terms and conditions applicable to all UMB employees generally. You agree you would serve UMB faithfully, diligently and to the best of your ability during your employment, and that you would devote your full-time efforts and attention to the business of UMB, excluding reasonable vacation and sick leave ("PTO") in accordance with UMB policies. Your duties would be generally consistent with those of a chief financial officer of a financial institution such as UMB, as indicated by UMB's Chief Executive Officer, or as specified from time to time by UMB's Board of Directors

    Commencement. Your target start date would be no later than March 21, 2005

    Term. You understand and agree that you would not be employed for any definite period of time and that the employment relationship could be terminated by UMB at any time for any reason. As such, you agree that you would at all times be considered an "at will" employee, and that no statement, representation, promise or remark, whether in writing or oral, shall be deemed to modify the "at will" relationship unless such modification is reduced to writing and signed by the Chairman of the Compensation Committee and the Chief Executive Officer of UMB

    Compensation. You would receive and be entitled to the following:

    an initial Base salary of $250,000 per year ("Base Salary") payable to you in bi-weekly installments during your employment, subject to annual adjustments by the Compensation Committee and the UMB Board of Directors, in their sole discretion.

    A one-time Incentive Stock Option grant of the maximum annual number of shares permitted by IRS regulations, based upon the price per share on the actual date of grant (based to today's price, this number would be approximately 1,800);

    A monthly car allowance of $1,000

    One Country Club and one Lunch Club membership

    Eligibility for participation in the Short Term Incentive Program (STIP) subject to all terms of the plan with a 2005 target of 50% of base salary, contingent upon achieving Balanced Scorecard objectives for UMB

    Eligibility for participation in the long term incentive plan ("LTIP") with a 2005 grant target of 70% - 100% of base salary (LTIP is subject to shareholder approval in April 2005.)

    Upon hire, you would begin accruing Paid-Time-Off (PTO) at the rate of 25 days annually. Based upon a hire date of March 21st , your accrual for 2005 would be approximately 20 days.

    Eligibility for UMB-sponsored benefit plans on the following effective dates:

        Date of hire;

          Group Term Life Insurance

          Employee Assistance Plan (EAP)

        First of the month following one month of employment;

          Medical, Dental, Vision, Tax Savings Plan and 401(k) Plan

        First of the month following three months of employment;

          Supplemental Life and AD&D Insurance

        First of the month following six months of employment;

          Short Term and Long Term Disability Plans

        First January or July following one year of qualified service;

          Profit Sharing

          Employee Stock Ownership Plan (ESOP)

    Eligibility to purchase a variety of additional insurance products after three months of employment, though UMB Scout Insurance, Inc.

    Eligibility for many bank products and services free or on a reduced fee basis

    Relocation assistance per the attached Relocation Agreement

If any "Change in Control" (as defined on the final page) were to occur during the first one year of your UMB employment, and your employment with UMB (or its successor in interest) were to terminate within such one-year period (other than as a result of your resignation or an involuntary termination based on your acts of dishonesty, violations of law, regulations, or any material UMB (or its successor in interest) policy, or your failure to devote substantially all of your time and efforts to carrying out your assigned duties or to perform in a reasonable manner all significant duties for which you are given responsibilities), then you would be entitled to receive as a severance payment, upon your execution of UMB's standard form of release and separation agreement then in use (a copy of such document currently in use has already been furnished to you), a cash payment equal to your annual base salary at the time such Change in Control occurred. If the Change in Control were to occur during the second one-year period of your UMB employment, then you would be entitled to receive, under the conditions described above, as a severance payment, a cash payment equal to 50% of your annual base salary at the time such Change in Control occurred.

In accepting employment with UMB, you have agreed that during your employment, you will not improperly use or disclose any confidential information or trade secrets or violate any non-competition or other agreement with, any former employer or any other persons to whom you have an obligation of confidentiality or noncompetition.  You will not bring onto the premises of UMB any unpublished documents or any property belonging to any former employer or any person to whom you have an obligation of confidentiality, unless consented to in writing by that former employer or person.  You will use in the performance of your duties only information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by UMB.  You represent that you are not subject to any contractual provision restricting your ability to accept or perform your duties as an employee of UMB.

You understand that you have been selected for employment by UMB on the basis of your personal qualifications, experience and skills.  Therefore, you shall not assign all or any portion of your performance.  You, like all other UMB officers, will be subject to the UMB's Code of Ethics and Code of Conduct.  Among other things, the Code of Conduct  restricts the use of customer data and confidential and proprietary information, the solicitation of UMB customers and prospects after employment with UMB ends, and conflicts of interest.

We look forward to your joining our team and want to make the transition for you and your family as smooth as possible. Jacqueline Witte, Executive Vice President and Director of Human Resources, will be in touch with you to address any questions you have about compensation or benefits plans and relocation assistance. Enclosed is a Summary of Benefits brochure for your reference.

Welcome to UMB.

Sincerely,

/s/ J. Mariner Kemper

J. Mariner Kemper

ALL TERMS OF EMPLOYMENT ARE SUBJECT TO THE APPROVAL OF THE COMPENSATION COMMITTEE

I have read and accept the terms and conditions of this job offer, and acknowledge and agree that it is contingent upon successful completion of a pre-employment drug screen and a credit check, as well as a post-employment FBI background check. I also recognize that as an employer, UMB is required to request information from all new associates to comply with the Immigration Reform and Control Act of 1986. Therefore, on my first day I will need to provide documentation to verify my identity and work authorization.

Acknowledged and Agreed: __/s/ Michael D. Hagedorn________
Date: ___2-9-05________

"Change in Control" means, with respect to UMB Financial Corporation ("UMB"): (i) the acquisition, directly or indirectly, by merger, consolidation, purchase or otherwise, in any transaction or a series of related transactions, by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), within any 12-month period, acquires "beneficial ownership" (as those terms are defined for purposes of Section 13(d) of the Securities Exchange Act of 1934 and the Rules and Regulation of the Securities and Exchange Commission promulgated thereunder) of securities representing an aggregate of 50% or more of the combined voting power of UMB's then outstanding voting securities (other than such transfers from an individual to one or more lineal descendants of that individual or transfers from an individual to a living trust the beneficiaries of which are lineal descendants of the grantor of that trust, or transfers from such living trust to such beneficiaries, as the case may be); or (ii) consummation by UMB of (a) a merger, consolidation or other business combination with any other "person" (as defined above) or Affiliate thereof, where the stockholders of UMB immediately prior to the merger, consolidation or other business combination own, immediately after the merger, consolidation or other business combination, less than a majority of the outstanding voting shares of the surviving or resulting entity, or (b) an agreement for the sale or disposition by UMB (in one transaction or a series of related transactions) of all or substantially all of its assets to a person that is not controlled by or under common control with UMB. Notwithstanding the foregoing provisions of this definition, a "Change in Control" shall in no event be deemed to have occurred with respect to UMB when any transaction contemplated by this definition is consummated by UMB with a Person that, immediately prior to the consummation of such transaction and at all times thereafter, directly or indirectly, through one or more intermediaries, is an Affiliate of UMB. For purposes of this definition, "Affiliate" of UMB shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with UMB , and "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.